Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into by and between Joe’s Jeans Inc., a Delaware corporation, having its principal offices at 2340 S. Eastern Avenue, Commerce, California, 90040 (the “Company”), and Marc B. Crossman (“Executive” and together with the Company, the “Parties”), and shall be effective as of January 19, 2015 (“Effective Date”).

WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer;

WHEREAS, the Parties have agreed that Executive should serve the Company as a consultant for a term and that he will resign from any and all other positions he holds with affiliates of the Company, including, without limitation, as a contractor,  employee, officer, and board member of such entities, as of the close of business on the Effective Date;

WHEREAS, Executive and the Company desire to provide for a smooth and effective transition of executive leadership within the Company;

WHEREAS, Executive and the Company wish to set forth terms and conditions of his transition from the Company during the time period between the Effective Date and twelve (12) months following the Effective Date (the “Transition Period”), along with related rights and obligations of the parties; and

WHEREAS, Executive and the Company wish to resolve all matters related to Executive’s employment with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.                                      Transition Period.

1.1.                            Transition.  Effective as of the Effective Date, Executive’s position changed from Chief Executive Officer and President to a consultant.  Executive’s employment with the Company ceased effective as of the close of business on the Effective Date.  The Employment Agreement between the Company and Executive dated May 30, 2008 (the “Employment Agreement”) shall terminate on the Effective Date.  Effective as of the Effective Date, Executive resigned from any and all positions he holds with affiliates of the Company, including, without limitation, as a contractor, employee, officer, and board member of such entities.

1.2                               Consulting Services.  During the Transition Period, Executive will provide the Company with consulting services to transition certain matters that he had responsibility for during his previous full-time employment with the Company and also respect to other matters upon which the Company’s Board of Directors (the “Board”) specifically requests his services at a time and place suitable for those services solely within the Board’s judgment and discretion (the “Consulting Services”).  The “Consulting Services” do not include any services related to the day-to-day operation, management or supervision of the business or facilities of the Company and its subsidiaries.  Further, in providing the Consulting Services or otherwise, Executive shall not be deemed to be acting in concert with the Company or any of its subsidiaries.

1.3                               Term and Termination.  This Agreement will continue in full force and effect until the one year anniversary of the Effective Date (the “Termination Date”); provided that this Agreement may be terminated at any time upon a breach of any of the provisions of this Agreement by Executive.  For the avoidance of doubt, termination of this Agreement will not relieve any party from liability for any breach of this Agreement at or prior to such termination.  In the event of a termination of this Agreement, on the Termination Date, the Company’s obligations to make payments, issue equity or provide benefits pursuant to this Agreement shall cease immediately.  All unvested portions of the Equity Fee shall be forfeited.  Sections 3-6, 12-17, 20, 21 and 22 of this Agreement shall survive termination of this Agreement with respect to matters arising before or after such termination.

2.                                  Payments and Benefits During the Transition Period.  In consideration for the consulting services described in Section 1.2 above, provided that Executive complies with this Agreement, and conditioned upon Executive’s compliance with the Release in Section 3 and 4 below, the Company shall provide Executive with the following during the Transition Period.

2.1                               Consulting Fees. The Company shall pay Executive an aggregate of $429,000, during the Transition Period, which shall be payable in accordance with the Company’s regular payroll practices and for which an IRS form 1099 will be issued.

2.2                               COBRA Benefits.  Executive’s group coverage under the Company’s health and dental plans will terminate as of January 31, 2015.  The Company will reimburse Executive (in accordance with the Company’s expense reimbursement policy) for COBRA continuation coverage premiums paid by Executive for health and/or dental continuation coverage as elected by Executive for him and his eligible dependents through January 31, 2016; provided, however, that Executive will notify the Company of Executive’s eligibility for coverage under a successor employer’s group health plan (or other event resulting in ineligibility for COBRA continuation coverage) in which case such reimbursement payments will cease.  No reimbursement will be made to Executive if such reimbursement would result in adverse tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) to the Company as a result of Code Section 4980D or other adverse consequences under the Employee Retirement Income Security Act of 1974, as amended.

2.3                               Equity Fee.  Any unvested equity awards previously granted by the Company to Executive will accelerate on the Effective Date.  In addition, on the Effective Date, Executive will receive a grant of 600,000 shares of restricted common stock (the “Equity Fee”) which restrictions shall lapse with respect to 1/12th of the Equity Fee each month during the Transition Period.  The Equity Fee shall be subject to the terms and conditions of a separate award agreement.

2.3                               Expenses. The Company agrees to reimburse Executive for all reasonable and necessary out-of-pocket business-related expenses he incurs at the request of the Company during the Transition Period in accordance with Company policy, provided that Executive shall submit reasonable documentation of such expenses in accordance with such policy.

2.4                               No Other Benefits.  Except as provided in this Agreement, Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or his separation therefrom.

2.5                               Taxes.  Any and all payments required to be made to Executive (or its designee) hereunder shall be made free and clear of, and without deduction for, any federal, state, local, foreign or other taxes, duties and assessments in the nature of a tax imposed by a governmental entity or tax authority (“Taxes”).  As an independent contractor, Executive is exclusively responsible for payment of all taxes, including, but not limited to, state and federal income tax withholding, FICA, social security taxes and unemployment taxes, however designated or levied by federal, state, foreign or local taxing authorities, as applicable.  Executive has provided to the Company an IRS Form W-9 prior to or simultaneous with the execution of this Agreement and shall provide an IRS Form W-9 for future years at such times reasonably requested by the Company.

3.                                      Release of Claims.

3.1                               General Release.  Executive waives and releases Company and its partners, officers, directors, shareholders, agents, employees, attorneys, successors, assigns, subsidiaries, affiliates, related organizations and related employee benefit plans (collectively referred to herein as “Releasees”) with respect to any and all claims, rights, and causes of action, known or unknown, that Executive may have or claim to have had against any of them, based on any act, occurrence, or omission from the beginning of time to and including the date this Release was executed, including, but not limited to, any and all claims, rights, and causes of action arising out of or in any way connected with Executive’s employment with, or termination of employment from the Company, and arising under federal, state and/or local laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, and ERISA, and the common law (hereinafter referred to as the “Released Claims”).  Notwithstanding the foregoing, this Release shall not apply to (a) any claims for any amounts which shall be paid to Executive pursuant to this Agreement; (b) any claims for indemnification under Section 13 of the Employment Agreement that arise prior to the termination of Executive’s employment; (c) claims of the Executive as a stockholder or option holder of the Company or otherwise relating to or arising out of any agreements relating thereto or to the acquisition of any shares, options or other equity interests in the Company that arise prior to the termination of Executive’s employment; and (d) claims under any employee benefit plan (other than for wages and bonuses to the extent they may be considered an employee benefit plan) of the Company that arise prior to the termination of Executive’s employment (collectively, the “Surviving Claims”).

Executive promises not to file any lawsuits in any court or any demand for arbitration against any of the Releasees with respect to the Released Claims.  Executive affirms that, except for the Surviving Claims, Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and other monies to which Executive may have been entitled and that, except for the payments outlined in Section 2 above, no other leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and/or other monies are due Executive.  Executive also acknowledges that the payments outlined in Section 2 above are in excess of any payment to which Executive otherwise was entitled.

3.2                               Warranties.  Executive warrants that neither Executive, nor anyone acting on Executive’s behalf, has filed any claim, charge or action against any of the Releasees with respect to any of the Released Claims.

3.3.                            Exclusions.  Nothing in this Section 3 Release shall affect as to matters arising prior to the date of this Agreement: (i) Executive’s rights, if any, to indemnification under Labor Code Section 2802, (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, or (iii) Executive’s rights to file charges of discrimination with any state or federal administrative agency alleging violations of state or federal anti-discrimination laws, with the understanding and agreement that Executive may not accept any money or anything of economic value as a result of having filed such charges.  Finally, Executive agrees that, if any of the Released Claims are brought on Executive’s behalf or for Executive’s benefit in a court or administrative agency, Executive waives and agrees not to accept any award of money or other damages as a result of such claim.

3.4.                            ADEA Waiver.

(a)                                 Executive acknowledges and agrees that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA and/or OWBPA.  He also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled.  Executive further acknowledges that he has been advised by this writing, as required by the ADEA and/or OWBPA, that:  (a) his ADEA/OWBPA waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke ADEA/OWBPA waiver and release; and (e) ADEA/OWBPA waiver and release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Executive.

(b)                                 As part of the claims being waived hereunder, Executive is releasing any and all legal rights or claims under the ADEA and/or OWBPA, whether those claims are presently known or hereafter discovered.  With respect to these ADEA/OWBPA claims (and only these claims), Executive shall be entitled to revoke his release within seven (7) days of his signing this Agreement by delivering a written notice of such revocation to the Company at the address provided in Section 10, by (i) nationally-recognized overnight courier, or (ii) electronic mail.  If Executive revokes his release of claims under the ADEA and/or OWBPA within seven (7) days of signing this Agreement, then (w) Executive’s release of claims arising under the ADEA and/or OWBPA shall be null and void, (x) the remainder of Executive’s obligations, promises, and covenants arising under this Agreement, including but not limited to Executive’s resignation, termination of the Employment Agreement and his release of claims arising under the Employment Agreement and under all other federal, state, local, and foreign laws shall remain in full force and effect, (y) all of the Company’s obligations, promises, and covenants under this Agreement shall remain in full force and effect except that their obligations under Sections 2.2 and 2.3 shall be null and void and of no further force or effect, and (z) in the event that, prior to delivering his written notice of revocation, any other interests or amounts have been paid or provided to Executive pursuant to Sections 2.2 and 2.3, Executive shall immediately repay such amounts to the Company.  If Executive signs this Agreement and does not revoke his release of claims arising under the ADEA and/or OWBPA within seven (7) days of signing it, then the release of such claims shall become binding, effective, and irrevocable on the eighth (8th) day after this Agreement is fully executed.

4.                                      California Civil Code Section 1542 Waiver. Executive acknowledges that Executive is familiar with and understands the provision of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of that Code Section, Executive expressly waives and relinquishes any rights or benefits Executive may have thereunder, as well as any other state or federal statutes or common law principles of similar effect.

5.                                      Return of Company Property.  Within ten (10) days after the Effective Date or immediately upon request, Executive agrees that he will return to the Company: (i) all documents, records, procedures, books, notebooks and other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company that includes confidential information and/or trade secrets, including any and all copies of such documentation then in Executive’s possession or control, regardless of whether such documentation was prepared or compiled by Executive, the Company, other employees of the Company or its representatives, agents or independent contractors; and (ii) all equipment or tangible personal property entrusted to Executive by the Company.

6.                                      Restrictive Covenants.  Executive agrees to comply with the covenants contained in this Section 6.

6.1                               Non-Competition.  During the Transition Period, without the prior written consent of the Company, Executive shall not, directly or indirectly, (i) compete with the Company in any manner within the United States or within in any other country, territory or possession where Company operates (collectively, the aforementioned geographic areas are hereinafter referred to as the “Territory”); (ii) be employed by or serve as an officer, director, employee, owner, partner, joint venturer, member, manager, consultant, agent, independent contractor, or Equity Interest holder of, or lender to, any Person or business that competes with the Company in the Territory; or (iii) acquire or own in any manner any interest in, or loan any amount to, any individual, firm, partnership, corporation, association, enterprise, organization, or other entity, person, or business that competes with the Company in any manner within the Territory, except that Executive may own equity or debt interests up to one percent (1%) of any class of issued and outstanding securities of a competitive corporation whose shares are regularly traded on a national securities exchange or over-the-counter market.

6.2                               Non-Solicitation.  Executive absolutely and unconditionally covenants and agrees that during the Transition Period and for a period of 24 months thereafter, Executive will not (i) solicit any of the Company’s employees to join a business competitive with the Company, or (ii) induce or attempt to induce any Company employee to terminate his or her employment for the purpose of becoming employed by Executive or a third party.  During the Transition Period and for a two year period thereafter, Executive will not use any Confidential Information of the Company (other than the identity of its customers) or of any customer of the Company to solicit any customer or supplier of the Company, or any company that refers customers to the Company, to withdraw, curtail or divert any of that third party’s business from the Company or to acquire or obtain from a third party any goods or services that are competitive with the goods and services offered by the Company.

6.3                               Use and Treatment of Confidential Information.  During the Transition Period and at all times thereafter, Executive agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal.  The term “Confidential Information” means all information in any form relating to the past, present or future business affairs, including without limitation, research, development or business plans, operations or systems, of the Company or a person not a party to this Agreement whose information any member of the Company has in its possession under obligations of confidentiality, which is disclosed by any member of the Company to Executive or which is produced or developed while Executive is an owner of, employee, consultant or director of any member of the Company.  The term “Confidential Information” shall not include any information of  the Company which (i) becomes publicly known through no wrongful act of Executive, (ii) is received from a person not a party to this Agreement who is free to disclose it to Executive, or (iii) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided that before making such disclosure Executive shall give the Company an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

6.4                               Ownership and Return of Confidential Information.  All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company.  All Confidential Information possessed by Executive at the end of the Transition Period shall be returned to the Company at such time.  Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

6.5                               Remedies upon Breach.  The parties acknowledge that Confidential Information and the other protections afforded to the Company by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Section 6 will result in irreparable and substantial injury to the Company for which it will not have an adequate remedy at law.  In the event of a breach or threatened breach of any of the covenants contained in this Section 6, any member of the Company shall be entitled to obtain from any court having jurisdiction, with respect to Executive, temporary, preliminary and permanent injunctive relief prohibiting any such breach, as well reimbursement for all reasonable costs, including attorneys’ fees, incurred in enjoining any such breach.  Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company  may be entitled.  Executive does hereby waive any requirement for the Company to post a bond for any injunction.  If, however, a court nevertheless requires a bond to be posted, Executive agrees that such bond shall be in a nominal amount.

Section 6.6                                    Acknowledgement.  Nothing in this Section 6 shall limit Executive’s right, after the Transition Period, to own, manage, operate, control, participate in, or otherwise carry on, directly or indirectly (whether as owner, lender, director, officer, employee, principal, agent, independent contractor or otherwise) a business that competes with the Company’s business, and general advertising not directed at the Company’s employees or customers shall not be deemed to violate this Section 6.  Executive further agrees that, during the Transition Period, he will not, directly or indirectly, knowingly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Executive, either directly or indirectly, and Executive agrees that he will not, directly or indirectly, knowingly induce any employee of the Company to carry out, directly or indirectly, any such activity.

Section 6.7                                    Non-Disparagement.  During the Transition Period, and thereafter, Executive agrees not to defame, disparage or criticize the Company, its reputation, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its shareholders in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time.

7.                                      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such matters, including the Employment Agreement and the Transition Term Sheet.

8.                                      Modification or Assignment.  This Agreement may be modified or amended only with the written consent of both parties. This Agreement is for Executive’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

9.                                      Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

10.                               Notice.  All notices required by this Agreement must be in writing and must be delivered or mailed, if to the Company, at its principal office, and if to Executive, at his home address.

11.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or .pdf copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

12.                               Governing Law. The laws of the State of California applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement.

13.                               Compliance with Section 409A.  The Company intends this Agreement to comply with the requirements of Section 409A of the Code, or an exception thereto, but it does not warrant or guarantee such compliance.  The terms of this Agreement shall be interpreted, to the fullest extent possible, to comply with Section 409A of the Code or an exception thereto.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  Executive shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. Further, Executive shall remain solely responsible for any adverse tax consequences imposed upon him by Section 409A of the Code, if any.

14.                               Cooperation. Executive will cooperate with the Company in connection with any business matters, actual or threatened litigation, investigations, or regulatory matters with which the Company believes Executive may have knowledge or information, whether or not such matters have arisen or commenced prior to or after the Transition Period.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses Executive may incur in connection with such cooperate.

15.                               Confidentiality of this Agreement. The provisions of this Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however: Executive may disclose this Agreement to his immediate family, attorneys, accountants, tax preparers and financial advisors (“Advisors”), all of whom shall agree to keep such information confidential, and he may also disclose this Agreement as may be required by law.  Neither Executive nor his Advisors shall disclose the terms, or the circumstances leading up to the execution, of this Agreement to anyone, including, but not limited to, any representative of any print, radio or television media, or any past, present or prospective employee of the Company (other than the Company’s senior management, legal, and human resources personnel), or otherwise participate in or contribute to any public discussion concerning, or in any way relating to, this Agreement or the events (including any negotiations) which led to its execution.

16.                               Press Release.  The Parties will cooperate on the development of a joint press release in form and substance mutually satisfactory to the Parties and, subject to the requirements of applicable law or regulation, neither Party may issue any other public statement regarding this Agreement without prior consultation and approval by the other Party.

17.                               Severability.  If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

18.                               Non-Admission of Liability.  This Agreement shall not in any way be construed as an admission of liability by the Company or that the Company has acted wrongfully, and Executive specifically disclaims any liability to or wrongful acts against the Company.

19.                               Consideration.  Executive acknowledges that absent this Agreement, he has no contractual or other right to the consideration set forth herein and that the payments, benefits, consulting arrangements or other covenants from the Company under this Agreement are good and valuable consideration for the obligations and mutual covenants created by this Agreement.

20.                               Arbitration.  Any party who asserts that there exists any dispute, controversy or claim arising out of or relating to this Agreement or the Parties’ relationship may only do so by final and binding arbitration in accordance with the then current employment dispute rules of the American Arbitration Association.  The arbitration will be conducted in Los Angeles County, California, before and subject to the administrative procedures of JAMS Endispute.  The arbitrator will be a neutral, experienced arbitrator who is a retired judge and licensed to practice law in California.  The arbitrator will be jointly selected by the parties or, if necessary, designated by JAMS Endispute in accordance with its procedures.  Executive and the Company each knowingly waives the right to a jury trial in a court of law with respect to claims subject to arbitration.  The fees of the arbitrator will be borne equally by the respective Parties.  All other costs and expenses associated with the arbitration, such as attorneys’ fees and witness’ fees, will be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law.  The arbitrator will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases and to apply any applicable statutes of limitation, and the decision of the arbitrator will be final and binding and may be confirmed in court.  The arbitrator’s decision will be in writing.  A petition to compel arbitration or to confirm, modify or vacate an arbitration award may be brought pursuant to applicable federal or California state arbitration statutes, or both.  Subject to the provisional remedies, if any, provided for under applicable state or federal law, which either party may pursue in court, arbitration will be the exclusive remedy for resolving any such arbitrable disputes, and the decision of the arbitrator will be final and binding on all parties, subject to review only in accordance with applicable state or federal law.  The decision of the arbitrator may be reduced to an enforceable court judgment by the prevailing party in the arbitration, and the Federal Arbitration Act (FAA) will govern, this paragraph.

21.                               Voluntary Agreement.  By signing this Agreement below, Executive agrees and acknowledges that he is entering into this Agreement freely, knowingly and voluntarily, without duress or coercion. Executive represents that he is competent to manage his personal and professional affairs and that he enters into this Agreement with a full understanding of its terms.  Executive further acknowledges that he has been advised to consult with an attorney of Executive’s own choosing about this Agreement, if Executive so desires.  No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

22.                               Independent Contractor.  In providing services to the Company, Executive will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither Executive, on the one hand, nor the Company, on the other hand, has the right or ability to contract for or otherwise act on behalf of or bind on behalf of the other party respectively, or to effect any transaction for the account of the other party, respectively.  Executive understands that Executive shall not receive any of the rights, privileges or benefits that the Company may extend to its employees, including, but not limited to, pension, profit sharing participation, stock options/grants, health coverage (except providing COBRA benefits at him expense), vacation, termination or severance pay, or other perquisites, by virtue of this Agreement or by virtue of his provision of Consulting Services to the Company.

[Signature Page Follows]

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT, AND HAD THE OPPORTUNITY TO HAVE ITS CONTENTS FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS.  THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT.  THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT ARE CONTAINED IN THIS AGREEMENT.  THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.

THIS AGREEMENT AND GENERAL RELEASE INCLUDES

 A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

The parties having read the Agreement and accept and agree to the provisions it contains and hereby execute it with full understanding of its consequences.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

JOE’S JEANS INC.

By:	/s/ Kelly Hoffman
Name: Kelly Hoffman
Title: Chairman of the Compensation and Stock Option Committee
Date: January 22, 2015

/s/ Marc B. Crossman
MARC B. CROSSMAN

Date: January 22, 2015